UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/11/2011

INFOSPACE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

601 108th Avenue NE
Suite 1200
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 11, 2011, InfoSpace, Inc.'s Board of Directors approved a new form of indemnification agreement (the "2011 Indemnification Agreement") to be entered into between the Company and (i) each member of the Board, (ii) each of the Company's current executive officers, and (iii) any other employees, as the Company's Board of Directors or Chief Executive Officer deem appropriate from time to time (each such executing individual, an "Indemnitee").

The 2011 Indemnification Agreement becomes effective for each Indemnitee upon execution and governs the indemnification rights and obligations of the Indemnitee and the Company with respect to Proceedings (as defined in the 2011 Indemnification Agreement) that arose or may arise from an Indemnifying Event (as defined in the 2011 Indemnification Agreement). To the extent that an Indemnitee has previously executed an indemnification agreement with the Company, that previous indemnification agreement will govern the indemnification rights and obligations of the Indemnitee and the Company with respect to Proceedings that arose or may arise from an Indemnifying Event that occurred before the effective date of the 2011 Indemnification Agreement.

Pursuant to the 2011 Indemnification Agreement, the Company is required to, among other things, indemnify the Indemnitee to the fullest extent permitted by Delaware law in the event that the Indemnitee is a party to, witness to, or otherwise involved in any legal matter that relates to the Indemnitee's status as a director, officer, or employee of the Company. That indemnification obligation includes reimbursing the Indemnitee for any Expenses (as defined in the 2011 Indemnification Agreement) incurred in such matters, payment of losses or settlement amounts, and may include advancement of amounts for Expenses. The indemnification obligation is limited by any determination that the Indemnitee is not entitled to be indemnified under the 2011 Indemnification Agreement, federal law, or Delaware state law, and any advancement is subject to the requirement that the Indemnitee repay the advanced expenses if it is ultimately determined that the Indemnitee was not entitled to be indemnified. The 2011 Indemnification Agreement also limits the period of time in which the Company may bring a legal claim against the Indemnitee to three years from the date of accrual of such claim.

The foregoing description is a summary, does not purport to be a complete description of the 2011 Indemnification Agreement, and is qualified in its entirety by reference to the 2011 Indemnification Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Steven W. Hooper was elected to the Board of Directors of InfoSpace, Inc. on April 11, 2011. Mr. Hooper is a founding partner of Ignition Partners, a venture capital firm, where he has invested in telecommunications and wireless companies since Ignition's founding in March 2000. From 1999 to 2000, Mr. Hooper served as Chairman and Chief Executive Officer of NEXTLINK Communications, Inc. (now XO Communications, Inc.). From 1998 to 1999, Mr. Hooper served as Chief Executive Officer of Teledesic LLC. From 1994 to 1997, Mr. Hooper served as CEO of AT&T Wireless Services, Inc. Prior to joining AT&T Wireless, Mr. Hooper was an executive with McCaw Cellular Communications, Inc., where he, among other roles, served as CEO for a variety of McCaw-affiliated companies. In addition, Mr. Hooper represents Ignition Partners as a director on the boards of a number of privately-held companies in which Ignition has invested and served as a trustee of Seattle University from 1995 to 2009. The Board of Directors also appointed Mr. Hooper to serve on the Compensation Committee.

Mr. Hooper will be compensated under the terms of the Amended and Restated Equity Grant Program for Nonemployee Directors and the Nonemployee Director Cash Compensation Policy, each of which is attached hereto as exhibits 10.2 and 10.3, respectively. Under these plans, Mr. Hooper will be paid a quarterly cash retainer for Board and committee services, will be paid for each meeting attended in excess of a specified number, and will receive initial and ongoing annual grants of restricted stock units and stock options.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
10.1                 Form of Indemnification Agreement
10.2                Amended and Restated Equity Grant Program for Nonemployee Directors
10.3                Nonemployee Director Cash Compensation Policy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSPACE, INC.

Date: April 13, 2011	By:	/s/ Alesia Pinney
Alesia Pinney
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Form of Indemnification Agreement
EX-10.2	Amended and Restated Equity Grant Program for Nonemployee Directors
EX-10.3	Nonemployee Director Cash Compensation Policy